THIS AGREEMENT is entered into as of November 19, 1999, by and between DAVID c. NELSON (the "Employee") and URS CORPORATION, a Delaware corporation (the "Company").

         1. Employment. The Company agrees to employ the Employee and Employee agrees to be employed by the Company in accordance with the terms and conditions set forth in the November 19, 1999 confirmation of offer letter (the "Letter"), as such terms and conditions may now exist or may hereafter be altered and/or changed. All terms and conditions of the Employee's employment that are not governed by this Agreement or by the Letter shall be governed by the Company's policies and procedures which are set forth in the Company's Policies and Procedures Manual.

         2.  Termination of Employment.

             (a) Basic Rule. The Company agrees to continue the Employee's employment, and the Employee agrees to remain in the employment with the Company, from the date hereof until the date when the Employee's employment terminates pursuant to Subsection (b), (c), or (d) below.

             (b) Early Termination. Subject to Sections 3 and 4 of this Agreement, the Company may terminate the Employee's employment by giving the Employee 30 days' advance notice in writing. The Employee may terminate his employment by giving the Company 30 days' advance notice in writing. The Employee's employment shall terminate automatically in the event of his death. Any waiver notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 2(b).

             (c) Cause. Subject to Section 3, the Company may terminate the Employee's employment for Cause by giving the Employee 30 days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean (i) a willful failure by the Employee to substantially perform his duties as Treasurer (or any other applicable position(s)), other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the Employee which constitutes gross misconduct or fraud and which is materially injurious to the Company, or (iii) conviction of, or a plea of "guilty" or "no contest" to, a felony. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

             (d) Disability. Subject to Section 3, the Company may terminate the Employee's active employment due to Disability by giving the Employee 30 days'


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

advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has performed none of his duties as Treasurer (or any other applicable position(s)) for a period of not less than 180 consecutive days as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties as Treasurer (or any other applicable position(s)) before the termination of his active employment under this Subsection (d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

             (e) Rights Upon Termination. Except as expressly provided in Sections 3 and 4, upon the termination of the Employee's employment pursuant to this Section 2, the Employee shall only be entitled to the compensation, reimbursements, and/or benefits to which the Employee is or may be entitled to receive for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

             (f) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

         3. Change in Control.

             (a) Definition. For all purposes under this Agreement, "Change in Control" shall have the meaning assigned to that term in the URS Corporation 1999 Equity Incentive Plan, as such plan may be amended from time to time.

             (b) Severance Payment. If, during the term of this Agreement and at any time after the occurrence of a Change in Control, the Company terminates the Employee's employment for any reason other than Cause, then the Employee shall be entitled to receive a severance payment from the Company (the "Severance Payment"). The Severance Payment shall be made in a lump sum not more than five business days following the date of the employment termination and shall be in an amount determined under Subsection (d) below. The Severance Payment shall be in lieu of any further payments of compensation to and/or any accrual of benefits on behalf of the Employee with respect to periods subsequent to the date of the employment termination.

             (c) Amount. The amount of the Severance Payment shall be equal to 12 months of base compensation (as is in effect at the time of the termination of employment), reduced by applicable income and payroll taxes. Further, any and all unvested stock options held by the Employee on the date of the Change in Control shall become immediately exercisable.

             (d) No Mitigation. The Employee shall not be required to mitigate the amount of any payment contemplated by this Section 3 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.


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

         4.  Involuntary Termination Without Cause.

             (a) Payment. In the event that, within the first 24 months following the Employee's first day of employment with the Company, the Company terminates the Employee's employment for the convenience of the Company, and not for Cause or Disability, and Section 3 does not apply, then the Employee shall be entitled to receive a lump sum payment equal to six months of base compensation, reduced by applicable income and payroll taxes. Payment shall be made not more than five business days following the date of the employment termination and shall be in an amount determined under Subsection (b) below.

             (b) No Mitigation. The Employee shall not be required to mitigate the amount of any payment contemplated by this Section 4 (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

         5.  Limitation on Payments.

             (a) Basic Rule. Any other provision of this Agreement notwithstanding, the Company shall not be required to make any payment to, or for the benefit of, the Employee (under this Agreement or otherwise) that would be nondeductible by the Company by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or that would subject the Employee to the excise tax described in Section 4999 of the Code. All calculations required by this Section 5 shall be performed by the independent auditors retained by the Company most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Company and the Employee, and shall be binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

             (b) Reductions. If the amount of the aggregate payments to the Employee must be reduced under this Section 5, then the Employee shall direct in which order the payments are to be reduced, but no change in the timing of any payment shall be made without the Company's consent. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Auditors, based on the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee that he shall repay to the Company, together with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under Section 280G of the Code or is subject to an excise tax under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Employee, together with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.

         6.  Successors.

             (a) Company's Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Company had involuntarily terminated his employment without Cause immediately after such succession become effective. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection 6(a) or which becomes bound by this Agreement by operation of law.

             (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         7.  Miscellaneous Provisions.

             (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

             (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.


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

             (c) No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to a reduction to reflect taxes required to be withheld by law.

             (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

             (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

             (f) Arbitration. Except as otherwise provided in Section 5, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such Association shall be paid by the Company.

             (g) No Assignment. The rights of any person to payments and/or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection g) shall be void.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



                                                    /s/ David C. Nelson
                                                    --------------------
                                                    David C. Nelson



                                                    URS CORPORATION

                                                    By:  /s/ Kent P. Ainsworth
                                                         -----------------------
                                                         Kent P. Ainsworth
                                                         Chief Financial Officer